Exhibit 99.1

Bonk, Inc. Announces $4.0 Million Preferred Stock Redemption and Anti-Dilution Waiver

●	Redeems and Retires 26,667 Series A Preferred Shares, Directly Reducing Senior Preferred Overhang by Over 26%
●	Secures Full, Irrevocable Waiver and Standdown of All Anti-Dilution Protections across Series A Preferred Stock
●	Eliminates Key Structural Market Overhang, Paving the Way for Potential Long-Term Growth and M&A Flexibility
●	Includes Comprehensive Release of Claims, Strengthening Corporate Governance and Balance Sheet Alignment

TEMPE, AZ / ACCESS Newswire / September 11, 2026 / Bonk, Inc. (Nasdaq:BNKK) (“Bonk” or the “Company”), a digital asset infrastructure and consumer brand holding company, today announced that on September 4, 2026, it entered into a definitive Preferred Stock Redemption Agreement with Core4 Capital Holdings Corp (“Core4”), an Ohio corporation. Under the terms of the agreement, the Company has agreed to purchase and retire 26,667 shares of its Series A Preferred Stock (“Preferred Shares”) from Core4 for an aggregate purchase price of $4.0 million ($4,000,000.00).

This strategic transaction marks a major milestone in Bonk, Inc.’s ongoing commitment to capital structure optimization, balance sheet de-risking, and the proactive protection of common shareholder equity value.

“This redemption agreement represents a decisive win for Bonk, Inc. and a huge milestone for our common shareholders,” stated Jarrett Boon, CEO of Bonk, Inc. “By investing $4 million to retire over a quarter of our Series A Preferred Stock and permanently eliminating restrictive anti-dilution provisions, we have taken direct action to defend shareholder value, clean up our capital structure, and establish a clear, frictionless runway for future corporate growth.”

Improving the Capital Structure: Why This Decision Drives Shareholder Value

1. Permanent Removal of Anti-Dilution Overhang

As a material part of the consideration for the transaction, Core4 has irrevocably and unconditionally waived, relinquished, and stood down from any and all anti-dilution rights, protections, and adjustments with respect to its Preferred Shares. This includes all price-based, full-ratchet, weighted-average, broad-based, and narrow-based anti-dilution provisions.

●	Shareholder Impact: The elimination of anti-dilution provisions removes a major legacy structural overhang. Existing common shareholders are now fully protected against potential ratchet-driven dilution in future corporate actions or capital market cycles.

2. Immediate Reduction of Preferred Senior Preference

By redeeming 26,667 shares, Bonk, Inc. permanently reduces Core4’s preferred stock holdings from 100,000 shares to 73,333 shares-a 26.67% direct reduction in total Series A Preferred Stock.

●	Shareholder Impact: All redeemed shares are officially retired and restored to unissued status, shrinking senior liquidation preferences, voting preferences, and potential future share issuance overhang under the May 2, 2025 Certificate of Designation.

3. Clear Path for Strategic Growth and M&A Alignment

The agreement formally clarifies that following the consummation of the transaction, Core4 will hold 73,333 Preferred Shares, which, in the event of a merger, convert into 1,516,873 shares of Common Stock of the Company. Furthermore, Core4 has surrendered all voting, liquidation, conversion, and notice rights associated with the redeemed block.

●	Shareholder Impact: We believe this streamlines Bonk’s capital structure thereby potentially improving Bonk’sappeal to institutional investors and expanding the Company’s strategic flexibility for accretive mergers and acquisitions.

4. Complete Clean Slate and Legal Release

In connection with the transaction, Core4 has agreed to a comprehensive general release of all past, present, and potential legacy claims against Bonk, Inc. arising from Core4’s investment in the Company, delivering total operational stability and legal alignment.

“Removing price-based anti-dilution mechanisms provides total clarity and alignment across our entire equity base,” added Mitchell Rudy (“Nom”), Core Contributor to BONK. “This move demonstrates disciplined corporate leadership-using capital strategically to eliminate financial overhangs while positioning the company to execute on major strategic initiatives without structural headwinds.”

About Bonk, Inc.

Bonk, Inc. (Nasdaq: BNKK) is a holding company operating at the intersection of digital asset infrastructure, decentralized ecosystem monetization, and premium consumer goods. Bonk focuses on building and monetizing recurring high-margin cash flow channels across web3 infrastructure while maintaining consumer brand assets.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this press release are forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in Bonk, Inc.’s filings with the SEC, including its Quarterly Report on Form 10-Q for the period ended June 30, 2026, and Current Report on Form 8-K filed on September 9, 2026. Actual results may differ materially from those stated or implied in forward-looking statements.

Investor Relations & Media Contact:

Bonk, Inc. Investor Relations
60 E Rio Salado Prkwy Suite 900, Tempe AZ 85281
Phone: (561) 244-7100 | Email: ir@bonkinc.com | Website: www.bonkinc.com